7500 East Columbia Street	Contact Mark L. Lemond
Evansville, IN 47715	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-6471	Executive Vice President, Chief Financial Officer
and Treasurer

FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FIRST QUARTER 2010 SALES RESULTS
AND UPDATES FIRST QUARTER EARNINGS EXPECTATIONS

Reports Highest Quarterly Comparable Store Sales Increase in the
Company’s History of 13.1%

Increases First Quarter Earnings Per Diluted Share Expectations to a
Range of $0.70 to $0.72

Evansville, Indiana, May 10, 2010 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced first quarter 2010 net sales, comparable store sales, and updated earnings per diluted share expectations for the first quarter ended on May 1, 2010. Due to the timing of the Company's upcoming participation at the Sterne Agee’s Best Ideas Conference in Chicago, IL on May 11, 2010 the Company is providing this business update. The Company does not plan to provide preliminary financial information in the future other than in unique circumstances, or in the event of a material event that requires disclosure.

Net sales for the first quarter of 2010 increased 13.2 percent to $189.5 million from net sales of $167.3 million for the first quarter of 2009. Comparable store sales for the thirteen-week period ended May 1, 2010 increased 13.1 percent. Both net sales and comparable store sales for the first quarter of 2010 were above the Company’s prior guidance for net sales in the range of $181 to $183 million and a comparable store sales increase of 8 to 9 percent.

As a result, the Company now expects earnings per diluted share in the range of $0.70 to $0.72 for the first quarter of 2010. The Company’s prior guidance was for first quarter earnings per diluted share in the range of $0.54 to $0.58.

“We are pleased to report we exceeded our internal goals and expectations for the first quarter by continuing to capitalize on key fashion trends, particularly in the athletic and toning categories. Our lean inventory position enabled us to increase our merchandise assortment in these key categories to meet the consumers demand and enabled us to achieve our highest quarterly comparable store sales increase in the Company’s history,” said Mark Lemond, Shoe Carnival’s President and Chief Executive Officer. “As a result, we were able to maximize our profitability and increase our earnings per diluted share expectations for the first quarter of 2010. We remain extremely well positioned as customers continue to respond positively to our business model of providing the right product assortment of name brand footwear for the entire family at a compelling value.”

The Company plans to report first quarter 2010 financial results on June 2, 2010.

About Shoe Carnival

Shoe Carnival is a chain of 311 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; the effects and duration of the current economic downturn and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Spain and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.